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                                                                      EXHIBIT 12





                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)



                                                   Nine Months
                                               Ended September 30,
                                              --------------------
                                                1997        1996
                                              --------    --------
Earnings:
Net Income                                    $ 61,398    $ 62,449
Add:
  Income Taxes                                  25,129      24,900
  Minority Interest                             19,359      21,315
  Amortization of Capitalized Interest             806       1,473
                                              --------    --------
                                               106,692     110,137

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges          17,987      20,677
  Interest Factor Attributable to Rentals        1,640       1,083
                                              --------    --------
                                                19,627      21,760
                                              --------    --------
EARNINGS AS ADJUSTED                          $126,319    $131,897
                                              ========    ========

Fixed Charges:
  Fixed Charges above                         $ 19,627    $ 21,760
  Capitalized Interest                           4,849       1,994
                                              --------    --------
TOTAL FIXED CHARGES                           $ 24,476    $ 23,754
                                              ========    ========


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                             5.16        5.55
                                              ========    ========
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